                                                                    EXHIBIT 21.1

                        LIST OF SIGNIFICANT SUBSIDIARIES

NYFIX USA, LLC, a New York Limited Liability Company.

Javelin Technologies, Inc., a Delaware Corporation.

NYFIX Transaction Services, Inc., an Illinois Corporation.

NYFIX Overseas, Inc., a Delaware Corporation with branches in Chicago, IL and
London, UK.

NYFIX Millennium L.L.C., a Delaware Limited Liability Company (80% owned by
NYFIX, Inc.).

NYFIX Partners, Inc., a Delaware Corporation.

NYFIX Clearing Corporation, a Delaware Corporation.

Renaissance Trading Technologies, LLC, a Delaware Limited Liability Company.

NYFIX International, Ltd., a United Kingdom Company.

EuroLink Network, Inc., a Delaware Corporation.

All subsidiaries are wholly-owned unless otherwise indicated.